Exhibit 23-a






                 OPINION AND CONSENT OF COUNSEL

As Senior Vice President-Corporate Services and Corporate Secretary of Kansas City Power & Light Company, I have reviewed the statements as to matters of law and legal conclusions in the Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and consent to the incorporation by reference of such statements in the Company's previously-filed Form S-3 Registration Statements (Registration No. 33-51799 and Registration No. 33-56309) and Form S-8 Registration Statements (Registration No. 33-45618 and Registration No. 33-58917).



                                   /s/Jeanie Sell Latz


Kansas City, Missouri
March 1, 1996